EXHIBIT 11

                       CARVER CORPORATION AND SUBSIDIARY
                       COMPUTATION OF EARNINGS PER SHARE
                                  (Unaudited)

                             Three Months Ended June 30,    Six Months Ended June 30,
                                 1998           1997           1998          1997
                              ----------     ----------     ----------    ----------

PRIMARY EARNINGS PER
  SHARE NET LOSS              $ (808,000)    $(1,260,000)  $(1,700,000)  $($2,404,000)
                              ----------     -----------   -----------   ------------

Weighted average number
  of shares outstanding        6,997,960       3,803,384     5,989,247      3,781,862

Add shares issuable from
  the assumed exercise
  of options or
  conversion of
  preferred stock                  *              *             *             *

                              ----------     -----------   -----------   ------------
Weighted average number
  of shares outstanding,
  as adjusted                  6,997,960       3,803,384     5,989,247      3,781,862
                              ----------     -----------   -----------   ------------

LOSS PER COMMON SHARE         $    (0.12)    $     (0.33)  $     (0.28)  $       0.63)
                              ==========     ===========   ===========   ============

*Effect on loss per share is antidilutive